                                                                    Exhibit 12.4

Ratio of Total Debt to EBITDA (as defined):
-------------------------------------------

                                                                                                 Thirteen
                                                                                                Weeks Ended        Unaudited
                                                                              Unaudited  ------------------------  Pro Forma
                                                                              Pro Forma  December 26,  January 1,  January 1,
                              1994      1995      1996      1997      1998     1998         1997         1999         1999
                            -------   -------   -------   -------   -------  --------    ------------  ----------  ----------

Total debt                  $36,399   $32,074   $19,124   $50,000   $45,000   271,291      50,000       236,200     278,200

EBITDA (as defined)           9,875    13,168    17,213    24,522    43,547    49,014       9,651        11,078      12,824
                            -------   -------   -------   -------   -------  --------      ------       -------     -------

Ratio                           3.7       2.4       1.1       2.0       1.0       5.5         5.2          21.3        21.7

